Exhibit 10.37

ADA-ES 2006 PROFIT SHARING
PERFORMANCE BASED SEMI-ANNUAL RATING FORM

PROFIT SHARING PLAN
(For Fiscal 2006)

The ADA-ES Profit Sharing Plan enables each and every employee to share in the profits of the company. The program is designed to promote teamwork, while serving as a reminder to each employee that their individual contribution can make a difference to the Company’s overall profitability. In addition to base salary, the matching portion of the ADA-ES Retirement Plan, and the potential for individual bonuses for outstanding effort, this plan is an integral part of an employee’s overall compensation.

In 2004, employees earned, on average, over $6,000 in gross annual income as participants of this plan. Excluding executives and directors, earnings ranged from approximately $2,800 to $7,300. Through October 31, 2005, the Company was positioned to exceed 2004 actual.

For fiscal 2006 the Profit Sharing Plan (PSP) has been established as twenty-four percent (24%) of net earnings before taxes and investment income at the end of the fiscal/calendar year, representing approximately 10% of each employee’s salary. Plan distributions will be made by no later than February 15, 2007 as follows:

1.	ADA-ES Retirement Plan (50%)
2.	Company-Wide Distribution (20%)
3.	Performance Based Distribution (30%)

ADA-ES Retirement Plan (50%)

This portion of the Plan will be distributed among employees based on meeting the participation requirements in the Company’s current qualified ADA-ES Retirement Plan as shown on page 3, item #2 of that plan. Individual distributions will be pro-rated as a percent of total compensation as required by the ADA-ES Retirement Plan.

The distribution may be made in either stock or cash at the Board of Director’s discretion. Vesting rules as outlined in the current ADA-ES Retirement Plan apply for these distributions to employees.

Employees with less than a year of service and temporary employees, as defined in the ADA-ES Retirement Plan, are not eligible for this portion of the Profit Sharing Plan.

Should an employee be promoted during the course of the year, for purposes of calculating profit sharing, the employee’s salary will be prorated based on the number of months at the original rate and the number of months at the new rate.

Company-Wide Distribution (20%)

This portion of the Plan will be distributed evenly among all full–time employees with the following exceptions:

Eligibility of a new full-time or part-time employee will begin on the first day of the month following the third full-month of service. Such new employee will receive a pro-rated distribution based on the eligible months of service for the year. (e.g. hired in May, eligible in September – 4 months employment / 12 months total year = .33).

Employees terminated during 2006 will forfeit eligibility for this portion of the Plan.

Full-time employee distributions will be based on full months of service. Part time employee distributions will be pro-rated based on hours worked per month.

Temporary employees are not eligible for this portion of the Plan.

An early distribution of this portion of the plan may be offered in December to those eligible employees electing it.

August 1, 2006

ADA-ES 2006 PROFIT SHARING
PERFORMANCE BASED SEMI-ANNUAL RATING FORM

Performance Based Distribution (30%)

This portion of the Plan will be distributed to all full-time and part-time employees on a performance-based basis. Temporary employees are not eligible for this distribution. Employees terminated during 2006 will forfeit eligibility for this portion of the Plan.

Eligibility of a new full-time or part-time employee will begin on the first day of the month following the third full-month of service. Such new employee will receive a pro-rated distribution based on the eligible months of service for the year. (e.g. hired in May, eligible in September – 4 months employment / 12 months total year = .33).

Full-time employee distributions will be based on full months of service. Part time employee distributions will be pro-rated based on hours worked per month.

Employees will be evaluated semi-annually by their direct supervisor based informally on criteria that may also be used in the formal performance appraisal, which is generally conducted annually. The current criteria that may be used for the evaluation includes, but is not limited to the following areas:

o	Job Knowledge
o	Communications
o	Attitude and Cooperation o Leadership
o	Planning, Judgment and Resourcefulness o Initiative and Responsibility

The following rating system will be used for each criteria:

o	1 Point — Poor Performance
o	2 Points — Improvement Needed
o	3 Points — Achieving Expectations
o	4 Points — Exceeding Expectations
o	5 Points — Excellent Performance

The employee’s supervisor will complete the Profit Sharing Performance Based Rating form (see attached) with input from project managers or other personnel to whom said employee supports. For ratings of 3 or above, comments are preferred, but not necessary. For ratings of 2 or below, comments are required as clear communication to the employee for improvement in deficient areas.

Should an employee receive an average rating for the two rating periods during 2006 of lower than 2.0, the employee will not be eligible to receive any distribution in this portion of the Plan. A rating of less than 2.0 in any criteria area on any Profit Sharing Performance Based Rating form will also be used as a tool for the supervisor, employee and Human Resources to identify areas of concern and develop an improvement implementation plan.

Distributions will be made based on the ADA-ES commercial rate schedule in effect at the end of the fiscal year covering the profit sharing distribution.

Should an employee be promoted during the course of the year, for purposes of calculating profit sharing, the employee’s commercial rate will be prorated based on the number of months at the original rate and the number of months at the new rate.

August 1, 2006